Exhibit 3.19

CERTIFICATE OF FORMATION

OF

COMPRESSCO FIELD SERVICES INTERNATIONAL, LLC

1. The name of the limited liability company is Compressco Field Services International, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington. Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Compressco Field Services International, LLC this 1st day of August, 2007.

/s/ K. Scott Smith
K. SCOTT SMITH, Authorized Organizer